TRANSITION AND RELEASE AGREEMENT
This Transition and Release Agreement (this “Agreement”) is entered into this 22nd day of November 2024, by and between Ritchie L. Anderson, an individual (“Executive”), and Malibu Boats, Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive has been employed as the President of the Company, pursuant to the terms of Executive’s Employment Agreement with the Company, dated as of February 5, 2014 (the “Employment Agreement”);
WHEREAS, Executive and the Company mutually desire for Executive’s employment with the Company to continue for a transitional period on the terms set forth in this Agreement; and
WHEREAS, the Company and Executive desire to enter into this Agreement upon the terms set forth herein.
NOW, THEREFORE, in consideration of the covenants undertaken, benefits provided and the releases contained in this Agreement, Executive and the Company agree as follows. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to such terms as set forth in the Employment Agreement.
1.Transition Period. The Company and Executive hereby agree that Executive shall remain employed as the Company’s President for the period (the “Transition Period”) beginning on the date hereof and continuing through February 7, 2025 (the “Separation Date”). During the Transition Period, Executive shall continue to have the same duties set forth in Section 1 of the Employment Agreement and shall continue to comply with Executive’s duties and obligations under the Employment Agreement. During the Transition Period, Executive shall continue to receive the same Salary set forth in Section 3(a) of the Employment Agreement (currently $650,000) and shall be entitled to receive the same benefits set forth in Section 4 of the Employment Agreement.

2.Bring-Down Release. Effective as of the Separation Date, Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Effective as of the Separation Date, Executive hereby confirms that Executive does not hold any position as an officer, director or employee with the Company or any of its affiliates. Upon or promptly following the Separation Date (and in any event within twenty-one (21) days following the Separation Date), Executive hereby agrees to execute an additional release in the same form as included in this Agreement (the “Bring-Down Release”). Executive hereby agrees that the Bring-Down Release will require Executive to acknowledge and agree that (subject to the Executive receiving all payments, benefits, and other remuneration the Executive is entitled to under the Employment Agreement, as modified by this Agreement) Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, sick pay and usual benefits. Executive acknowledges that the Company’s obligation to provide benefits in Section 3 below is subject to Executive’s execution of the Bring-Down Release and non-revocation of the Bring-Down Release pursuant to any revocation rights afforded by applicable law.

3.Termination Benefits. Executive shall be entitled to receive the termination benefits set forth below (collectively, the “Termination Benefits”).

A.As of the Separation Date, Executive shall be entitled to receive the Accrued Obligations and the Severance Payments set forth in Section 5(d)(2) of the Employment Agreement (with the amount of the cash Severance Payment based on Executive’s current annual base salary of $650,000). The Severance Payment shall be paid in accordance with the Company’s normal payroll practices, with the first installment payable on the 60th day following the Separation Date, which shall include any installments that would have otherwise been paid in such 60-day period.

B.The Company shall reimburse Executive for premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date, to the extent that Executive elects such continued coverage: (i) for a period of twelve (12) months, (ii) until Executive’s death or (iii) until the date the Executive becomes eligible for coverage under the health plan of a future employer, whichever occurs first (the “COBRA Benefit”). The COBRA Benefit shall be paid in accordance with the Company’s normal payroll practices, with the first installment payable on the 60th day following the Separation Date, which shall include any installments that would have otherwise been paid in such 60-day period.

C.Subject to Executive’s execution of the Bring-Down Release, as of the Separation Date, ownership of the Company-owned boat used by Executive immediately prior to the Separation Date pursuant to Section 4(d) of the Employment Agreement shall transfer to Executive.

4.Release.

A.General. In exchange for the Company’s promises contained in this Agreement, Executive, on behalf of himself and all of his heirs, successors, and assigns, agrees to irrevocably and unconditionally release any and all Claims Executive may now have against the Company and other parties as set forth in this Section 4.

B.Released Parties. The “Released Parties” are the Company, all related companies, partnerships, subsidiaries, predecessors, and assigns, their parents and subsidiaries, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

C.Claims Released. Executive understands and agrees that Executive is releasing all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Released Parties (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Released Party, Executive’s separation from Executive’s position as an officer, director, employee, manager and/or member, as applicable, of any Released Party, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Released Parties, or any of them, committed or omitted prior to the date of this Agreement, including but not limited to any claim under Tennessee law, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act of 1974, and all other federal, state, or local laws or regulations prohibiting employment discrimination or retaliation or protecting employee rights as well as claims for other tortious or unlawful conduct (the “Claims”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment or services with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment or services); (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); or (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. For clarity, and as required by law, such waiver does not prevent Executive from filing a whistleblower claim or accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

D.Knowing and Voluntary. Executive represents and agrees that Executive has thoroughly considered all aspects of this Agreement, that Executive has had the opportunity to discuss this matter with Executive’s attorney, that Executive has read carefully and understand fully all of the provisions of this Agreement and that Executive is entering into this Agreement voluntarily. Executive further understands and acknowledges that the Company is relying on this and all other representations that he has made herein.

E.Pursuit of Released Claims. Except as specifically identified above, Executive has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive, and promises never to file or prosecute a lawsuit or complaint based on such Claims (other than whistleblower claims and any other Claims protected by applicable law).

F.Non-Admission of Liability. Executive agrees that this Agreement is not an admission of guilt or wrongdoing by any Released Party and acknowledges that the Released Parties deny that they have engaged in wrongdoing of any kind or nature.

5.ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
A.In return for this Agreement, Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Agreement;
B.Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
C.Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;
D.Executive was given a copy of this Agreement on [●], 2024 and informed that he had twenty one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;
E.Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Agreement;
F.Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
6.Protective Covenants. Executive hereby agrees to comply with the protective covenants set forth below.

A.Information Confidential.

i.The Company shall own all right, title, and interest to all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations, and improvements developed or created by Executive, either solely or jointly with others, during the term of Executive’s employment that: (i) are reasonably related to the Company’s business; (ii) involve the Company’s actual or demonstrably anticipated research or development; (iii) result from any work performed by Executive for the Company; or (iv) incorporate any of the Confidential Information (as defined below) (collectively, “Inventions”). Executive shall immediately and confidentially communicate a description of any Inventions to the Company and to no other party at any time, and if the Company so desires, Executive shall execute all documents and instruments and do all things as may be requested by the Company in order to forever vest all right, title and interest in such Inventions solely in the Company and to obtain such letters of patent, copyrights, registrations or other protections as the Company may, from time to time, desire. In addition, Executive hereby assigns to the Company all right, title and interest of Executive in and to any present Inventions made, devised, created, invented or discovered, in whole or in part, by Executive.

ii.As of the date hereof and at all times thereafter, Executive shall hold inviolate and keep secret all non-public documents, materials, knowledge or other confidential business or technical information of any nature whatsoever that the Company has maintained as confidential and that has been disclosed to or developed by him or to which he had access as a result of his association with the Company and its affiliates (“Confidential Information”). Such Confidential Information shall include non-public technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, investors, personnel information (including skills, compensation, experience and performance), customer lists and preferences, records, financial information, manuals and/or business plans and strategies. Executive agrees that all Confidential Information shall remain the sole and absolute property of the Company, unless such information is or becomes publicly available or disclosed by lawful means. As of the date hereof and at all times thereafter, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of performing services on behalf of the Company. Following the Separation Date, Executive shall (i) not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, unless such information is or becomes publicly available or disclosed by lawful means; (ii) return to the Company all property that belongs to or is owned by the Company (including any computer, cell phone, personal digital assistant, keys, security cards, etc.); and (iii) return to the Company all documents, records, compositions, articles, devices, equipment, electronic storage devices and other items that disclose or embody Confidential Information, including all copies or specimens thereof (including electronic copies), whether prepared by him or by others, unless such information is or becomes publicly available or disclosed by lawful means. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization to make any such reports or disclosures and is not required to notify the Company of such reports or disclosures. The protections provided by the foregoing two sentences are referred to as the “Whistleblower Protections.” Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, Executive understands that the Company will not retaliate against Executive in any way for any such disclosure made in accordance with the law, and if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in the court proceeding.

B.Noncompetition. Executive agrees that for twelve (12) months following the Separation Date, Executive shall not directly or indirectly, for himself or another person, firm, corporation, association or other entity, as an owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, or operate, develop or own any interest in (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company), or be employed by or consult with, any business or entity that competes with the business of the Company (the “Covered Business”), without prior written approval of the Company. For purposes of this Agreement, a Covered Business shall include, but not be limited to, any business or entity that designs, manufactures, or markets any type of boat or watercraft, or components thereof, within any geographic area to which Executive was assigned, or for which Executive had responsibility during their employment with the Company.

C.Nonsolicitation. Executive agrees that for thirty six (36) months following the Separation Date, Executive shall not, directly or indirectly:

i.solicit, induce or encourage any employee of the Company or any of its affiliates or subsidiaries to terminate their employment with the Company or any of its affiliates or subsidiaries;
ii.make any defamatory public statement concerning the financial performance, products, services, the Board of Directors of the Company or management personnel of the Company or any of its affiliates or subsidiaries, or Executive’s employment. Nothing in this Section 6(C)(ii) shall limit the Whistleblower Protections in any way or prohibit Executive from providing truthful testimony in any legal, administrative or regulatory proceeding and Executive may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, Executive shall promptly provide, if allowed by applicable law or regulation, reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its affiliates or subsidiaries, and the privacy rights of any employee or director; or
iii.use or disclose the Company’s confidential or proprietary information to induce, attempt to induce or knowingly encourage any Customer of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates or subsidiaries. The term “Customer” shall mean any individual or business firm that is, or within the prior eighteen (18) months was, a customer or client of the Company or any of its affiliates, whether or not such business was actively solicited by Executive on behalf of the Company or any of its affiliates or subsidiaries during Executive’s employment.

7.No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
8.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
9.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.
10.Successors. This Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement by operation of law or otherwise.
11.Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TENNESSEE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY

JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF TENNESSEE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF TENNESSEE, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
12.Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
13.Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
if to the Company:
Malibu Boats, Inc.
5075 Kimberly Way
Loudon, Tennessee 37774
Attn: Board of Directors

if to the Executive, to the address most recently on file in the records of the Company.

14.Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
15.Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
16.Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

17.Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and he has had ample opportunity to do so.
***

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of Tennessee that the foregoing is true and correct.

EXECUTED this 22 day of November 2024.

“Executive”
/s/ Ritchie L. Anderson
Print Name: Ritchie L. Anderson

Malibu Boats, Inc.
a Delaware corporation,
By:     /s/ Bruce Beckman
Name: Bruce Beckman
Title: Chief Financial Officer

ENDORSEMENT
I, Ritchie L. Anderson, hereby acknowledge that I was given twenty one (21) days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the United States and the State of Tennessee that the foregoing is true and correct.

EXECUTED this 22 day of November 2024.
/s/ Ritchie L. Anderson
Print Name: Ritchie L. Anderson
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